EXHIBIT 3.28

CANADA	)
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PROVINCE OF ONTARIO	)
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CITY OF TORONTO	)
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TO WIT:	)

I, MARK ANTHONY PLATTEEL, a Notary Public in and for the Province of Ontario, by Royal Authority duly appointed, residing in the City of Toronto in the said Province DO HEREBY CERTIFY that the paper writing hereto annexed, the first page of which is stamped with an impression of my seal, is a true and correct photostatic copy of documents produced and shown to me out of custody of Blake, Cassels & Graydon LLP, Toronto, Ontario and purporting to be the original Certificate and Articles of Amalgamation of GLOBAL CROSSING TELECOMMUNICATIONS-CANADA, LTD. TELECOMMUNICATIONS GLOBAL CROSSING-CANADA, LTEE, issued by Industry Canada and dated January 1, 2008, the said photostatic copy having been compared by me, page for page, with the said original documents, an act whereof being requested I have granted the same under my hand and notarial seal of office to serve and avail as occasion shall or may require.

DATED at Toronto this 9th day of January, 2008.

/s/ Mark Anthony Platteell
A Notary Public in and for the Province of Ontario

Industry Canada

Certificate of

Canada Business Corporations Act

Global Crossing Telecommunications-Canada, Ltd.

Name of corporation

445480-1

Corporation Number

I hereby certify that the above-named corporation resulted from an amalgamation, under section 185 of the Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation.

Richard G. Shaw Director

January 1, 2008

Date of Amalgamation

FORM 9

ARTICLES OF AMALGAMATION

SECTION 185)

1. Name of the Amalgamated Corporation: Global Crossing Telecommunications-Canada, Ltd.

2. The Province or Territory in Canada where the Registered Office is to be Situated: Ontario

3. The classes and any maximum number of shares that the corporation is authorised to issue: The Corporation is authorised to issue an unlimited number of common shares and an unlimited number of preferred shares, the rights. Privileges, restrictions and conditions of which are set out in the annexed Schedule 1 which is incorporated in this form.

4. Restrictions, if any on share transfers: The annexed Schedule 2 is incorporated in this form.

5. Number or (minimum and maximum number) of directors: A minimum of one and a maximum of ten, the actual number of directors to be determined from time to time by resolution of the board of directors.

6. Restrictions, if any on the business the corporation may vary on: There shall be no restrictions on the business the Amalgamated Corporation may carry on or on the powers the Amalgamated Corporation may exercise.

7. Other Provisions, if any: The annexed Schedule 3 is incorporated in this form,

8. The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows: (x) 184(2).

9.

Name of the Amalgamated Corporations	Corporation Number	Signature	Date	Title	Tel No.

Global Crossing Telecommunications-Canada, Ltd.	416442-3	/s/ Mitchell C. Sussis	Dec 13, 2007	V.P.	9739370249

Global Crossing Worldwide Customer Help Desk Canada, Ltd.	383184-1	/s/ Mitchell C. Sussis	Dec 13, 2007	V.P.	9739370249

Global Crossing Conferencing-Canada, Ltd.	294178-3	/s/ Mitchell C. Sussis	Dec 13, 2007	V.P.	9739370249

SCHEDULE 1

The rights, privileges, restrictions and conditions attaching to the common shares are as follows:

(a) Payment of Dividends: The holders of the common shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amounts and payable in such manner as the board of directors may from time to time determine. Subject to the rights of the holders of any other class of shares of the Corporation entitled to receive dividends in priority to or rateably with the holders of the common shares, the board of directors may in their sole discretion declare dividends on the common shares to the exclusion of any other class of shares of the Corporation.

(b) Participating Upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the common shares, subject to the rights of the holders of any other class of shares of the Corporation entitled to receive the assets of the Corporation upon such a distribution in priority to or rateably with the holders of common shares, be entitled to participate rateably in any distribution the assets of the Corporation.

(c) Voting Rights: The holders of the common shares shall be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one (1) vote in respect of each common share held at all such meetings. The rights, privileges, restrictions and conditions attaching to the preferred shares are as follows:

(a) Dividends

(i) Non-Cumulative Dividends: The holders or the preferred shares, in priority to the holders of the common shares and all other shares ranking junior to the preferred shares, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors of the Corporation out of the assets or the Corporation property applicable to the payment of dividends, fixed preferential non-cumulative cash dividends at a rate to be determined by the board on the amount paid up per share. The board of directors shall be entitled from time to time to declare part of the said preferential non-cumulative cash dividend for any financial year notwithstanding that such dividend for such financial year shall not be declared in full if within 4 months after the expiration of any financial year of the Corporation the board of directors in its discretion has not declared the said dividend or any part thereof on the preferred shares for the financial year, then the rights of the holders of the preferred shares to such dividend or to any undeclared part thereof for such financial year shall be forever extinguished. The holders of preferred shares shall not be entitled to any dividends other than or in excess of the preferential noncumulative cash dividends hereinbefore provided.

(ii) Dividends Preferential: Except with the consent in writing of the holders of all the preferred shares outstanding, no dividend shall at any time be declared and paid on or set apart for payment on the common shares or on any other shares ranking junior to the preferred shares in any financial year unless and until the preferential non-cumulative cash dividend on all the preferred shares outstanding in respect of such financial year have been declared and paid or set apart for payment.

(b) Liquidation

Participation upon Liquidation, Dissolution or Winding-Up: In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of the preferred shares shall be entitled to receive from the assets of the Corporation a sum equivalent to the aggregate amount paid up on all preferred shares held by them respectively plus all declared and unpaid dividends thereon before any amount shall be paid or any assets of the Corporation distributed to the holders of any common shares or shares of any other class ranking junior to the preferred shares. After payment to the holders of the preferred shares of the amount so payable to them as above provided they shall not be entitled to share in any further distribution of the assets of the Corporation.

(c) Retraction

Redemption at Option of Holder: A holder of preferred shares shall be entitled to require the Corporation to redeem, subject to the requirements of the Canada Business Corporations Act as now enacted or as the same may from time to time be amended, re-enacted or replaced, at any time or times all or any of the preferred shares held by such holder by tendering to the Corporation at its registered office a share certificate or certificates representing the preferred shares which the holder desires to have the Corporation redeem together with a request in writing specifying (i) that the holder desires to have the preferred shares represented by such certificate or certificates redeemed by the Corporation and, if part only of the shares represented by such certificate or certificates is to be redeemed, the number thereof so to be redeemed and (ii) the business day (herein referred to as the “Redemption Date”) on which the holder desires to have the Corporation redeem such preferred shares. The Redemption Date shall be not less than 30 days (or such shorter period to which the Corporation may consent) after the day on which the request in writing is given to the Corporation. Upon receipt of a share certificate or certificates representing the preferred shares which the holder desires to have the Corporation redeem together with such a request the Corporation shall on the Redemption Date redeem such preferred shares by paying to such holder an amount for each such preferred share being redeemed equal to the amount paid up thereon plus all declared and unpaid dividends Thereon, the whole constituting and being herein referred to as the “Redemption Amount”. Such payment shall be made by cheque payable at par at any branch of the Corporation’s bankers for the time being in Canada (or, with the consent of the holder, by any other means of immediately available funds). If a part only of the shares represented by any certificate are redeemed” new certificate for the balance shall be issued at the expense of the Corporation. The said preferred shares shall be redeemed on the Redemption Date and from and after the Redemption Date the holder of such shares shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of a holder of preferred shares in respect thereof unless payment of the Redemption Amount is not made on the Redemption Date, in which event the rights of the holder of the said preferred shares shall remain unaffected.

(d) Redemption

(i) Redemption by Corporation: The Corporation may, upon giving notice as hereinafter provided, redeem at any time the whole or from time to time any part of the then outstanding preferred shares on payment of an amount for each share lo be redeemed equal to the amount paid tip thereon plus all declared and unpaid dividends thereon, the whole constituting and being herein referred to as the “Redemption Amount”.

(ii) Idem: In the case of redemption of preferred shares under the provisions of clause (d)(i) hereof, the Corporation shall at least 21 days (or, if all of the holders of the preferred shares consent, such shorter period to which they may consent) before the date specified for redemption mail (or, with the consent of any particular holder, otherwise deliver) to each person who at the date of mailing (or delivery, as the case may be) is a holder of preferred shares to be redeemed a notice in writing or the intention of the Corporation to redeem such preferred shares. Such notice shall (subject to the consent of any particular holder referred to above) be mailed by letter, postage prepaid, addressed to each such holder at his address as it appears on the records of the Corporation or in the event of the address of any such holder not so appearing then to the last known address of such holder; provided, however, that accidental failure to give any such notice to one or more of such holders shall not effect the validity of such redemption. Such notice shall set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof so to be redeemed. On or after the due date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the holders of the preferred shares to be redeemed the Redemption Amount hereof on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates representing the preferred shares called for redemption. Such payment shall be made by cheque payable at par at any branch of the Corporation’s bankers in Canada (or, with the consent of any particular holder, by any other means of immediately available funds). If a part only of the shares represented by any certificate are redeemed a new certificate for (he balance shall be issued at the expense of the Corporation. From and after the date specified for redemption in any such notice the holders of the preferred shares called for redemption shall cease to be entitled to dividends and shall not be entitled to exercise any of the rights of holders of preferred shares in respect hereof unless payment of the Redemption Amount is not made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders of the said preferred shares shall remain unaffected. The Corporation shall have the right at any time after the mailing (or delivery, as the case may be) of notice or its intention to redeem any preferred shares to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada, named in such notice, to be paid without interest to or to the order of the respective holders of such preferred shares called for redemption upon presentation and surrender to such bake or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the preferred shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, shall be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest allowed on such deposit shall belong to the Corporation.

(e) Voting

Voting Rights: The holders of the preferred shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting.

SCHEDULE 2

RESTRICTIONS ON TRANSFER OF SHARES

No securities of the Corporation, other than non-convertible debt securities, shall be transferred without the consent of either a majority of directors of the Corporation expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors.

SCHEDULE 3

OTHER PROVISIONS

1. Authorization to Appoint Additional Directors

The directors may, within the maximum number permitted by the articles, appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.

2. Lien on Shares

The Corporation shall have a lien on a share registered in the name of a shareholder or such shareholder’s personal representative for a debt of that shareholder to the Corporation.

3. Meetings of Shareholders Outside Canada

Meetings of shareholders of the Corporation may be held at Luxembourg City in the Grand Duchy of Luxembourg.